SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             Form N-8A

                    NOTIFICATION OF REGISTRATION
                FILED PURSUANT TO SECTION 8(a) OF THE
                   INVESTMENT COMPANY ACT OF 1940

  		The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
____________________________________________________________________________


Name:	 Renaissance Funds

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

  	325 Greenwich Avenue
	 	Greenwich, Connecticut 06830

Telephone Number (including area code):  	(203) 622-2978

Name and address of agent for service of process:

 		Linda R. Killian
	 	Renaissance Capital Corporation
		 325 Greenwich Avenue
		 Greenwich, Connecticut 06830

Check Appropriate Box:

  	Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  Yes X   No
____________________________________________________________________________


                             SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Greenwich and state of Connecticut on the 6th day of February, 1997.

                       Signature	        Renaissance Funds
			                                      (Name of Registrant)

			                                   By: /s/Linda R. Killian

			                                       Linda R. Killian
			                                       Trustee
Attest: /s/William K. Smith

        William K. Smith
      	 Trustee